Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated June 22, 2012)	Registration No. 333-181024

PERFUMANIA HOLDINGS, INC.

5,718,972 Shares

COMMON STOCK

______________________

This prospectus supplement supplements and amends certain information contained in the prospectus dated June 22, 2012 (as supplemented and amended, the “Prospectus”), relating to the sale by certain of our security holders of up to 5,718,972 shares of our common stock, $0.01 par value per share.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supplements or supersedes the information contained in the Prospectus.

Investing in our common stock involves risks. You should carefully consider the risk factors included in the “Risk Factors” section starting on page 2 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 4, 2014.

Selling Stockholders

The following table supplements and amends the table of selling stockholders and related footnotes appearing under the heading “Selling Stockholders” beginning on page 11 of the Prospectus by adding to the table contained in the Prospectus the information below with respect to a selling stockholder not previously listed in the Prospectus and by superseding the information with respect to certain selling stockholders previously listed in the Prospectus with the information that is set forth below.

The information contained in the following table is based solely on information provided to us by the selling stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the Securities and Exchange Commission, and we have not independently verified this information.

The selling stockholders listed in the table below, other than GNG Investments, LLC, have had relationships with us within the past three years as described in the “Material Relationships” section beginning on page 13 of the Prospectus.

The applicable percentages of beneficial ownership are based on an aggregate of 15,369,263 shares of our common stock outstanding on April 4, 2014.

	Shares of Common Stock Beneficially Owned Prior to the Offering			Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After the Offering
Selling Stockholders	Number		Percent		Number		Percent
Carter, Shawn	2,026,450	(1)	11.85%	2,026,450	—		*
Garcia, Rene	4,364,991	(2)	24.91%	2,613,661	1,751,330	(3)	11.28%
GNG Investments, LLC	247,996	(4)	1.49%	247,996	—		*
Paliani, Alfred R.	123,996	(5)	*	123,996	—		*
Pirez, Alex	123,996	(6)	*	123,996	—		*

*	Less than 1%
(1)
Includes 300,000 shares directly held and 1,193,118 shares issuable upon the exercise of warrants held by Shawn Carter, 426,666 shares issuable upon the exercise of warrants held by Marcy Fragrance Trading Co. LLC. and 106,666 shares issuable upon the exercise of warrants held by S. Carter Enterprises, LLC.

(2)
Includes (i) 1,449,987 shares beneficially owned by JM-CO Capital Fund, LLC, (ii) 101,333 shares beneficially owned by Aqua Capital Fund, LLC, (iii) 277,847 shares beneficially owned by RGarcia Investment Holdings, LLC, (iv) 121,615 shares directly held and 693,650 shares issuable upon the exercise of warrants held by the Carolina Marie Garcia Pirez 2012 Dynasty Trust, (v) 121,615 shares directly held and 693,667 shares issuable upon the exercise of warrants held by each of the Jacqueline Marie Garcia Haley 2012 Dynasty Trust and the Victor Garcia 2012 Dynasty Trust, and (vi) 17,257 shares directly held and 72,738 shares issuable upon the exercise of warrants held by Rene Garcia.

(3)
Includes (i) 1,449,987 shares beneficially owned by JM-CO Capital Fund, LLC, (ii) 101,333 shares beneficially owned by Aqua Capital Fund, LLC, (iii) 15,427 shares directly held and 26,997 shares issuable upon the exercise of warrants held by the Carolina Marie Garcia Pirez 2012 Dynasty Trust, (v) 15,427 shares directly held and 26,997 shares issuable upon the exercise of warrants held by each of the Jacqueline Marie Garcia Haley 2012 Dynasty Trust and the Victor Garcia 2012 Dynasty Trust, and (vi) 72,738 shares issuable upon the exercise of warrants held by Rene Garcia.

(4)	Includes 247,996 shares issuable upon the exercise of warrants. Guillermo J. Socarras exercises voting and investment control with respect to the shares held by GNG Investments, LLC.
(5)	Includes 123,996 shares issuable upon the exercise of warrants.
(6)	Includes 123,996 shares issuable upon the exercise of warrants.